Exhibit 99.1

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

July 28, 2005

9:30 am CT

Operator:	Good day everyone. And welcome to the HealthTronics Second Quarter conference call.

At this time I would like to inform you that this conference call is being recorded and that all participants are currently in a listen only mode.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star followed by the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.

This presentation contains forward-looking statements regarding HealthTronics, Inc. and the subsidiaries and the services they provide.

Investors are cautioned that such statements involve risks and uncertainties. Investors are also cautioned not to place undue reliance on these forward-looking statements which speak as of the day of this presentation.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

HealthTronics undertakes no obligation to publicly revise these forward-looking statements.

Please refer to our press release as well as our SEC filings for a discussion of the risks related to the forward-looking statements.

I will now turn the conference over to Brad Hummel, CEO and President of HealthTronics.

Mr. Hummel, you may begin.

Brad Hummel:	Thank you Operator. Good morning everyone. We’re glad you’re here with us today.

With me are John Barnidge, our Chief Financial Officer, Richard Rusk, our Corporate Controller, and Cedric Johnson and Scott Hurst, our Senior Staff Analyst.

The financial results that accompanied yesterday’s release reflect the second full quarter of operations following the merger of Prime Medical and HealthTronic Surgical Services.

GAAP and SEC rules govern our presentation forecast and accordingly the comparable period financial results for 2004 in the release reflect those of Prime Medical Services, Inc. only, as Prime was the surviving accounting entity.

We have been able to incorporate combined metrics for the purposes of discussing procedures and other non-financial measures.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

However given the limited utility of the Prime-only comparison for last year’s second quarter, I would like to take just a moment to use this forum to place a little color on a pro forma analysis, that is the 2005 results compared against our “as if combined results” for the Second Quarter of 2004.

Assuming both companies had operated together in 2004 on a pro forma basis net income grew 85% to $4.1 million versus $2.2 million in the same period last year.

Earnings per share grew 76% while shares outstanding increased 5.5%.

Current period revenue of $64.7 million represents a 5% decline over the same period a year ago. That revenue decline rests entirely in our specialty vehicle segment where in 2004 a substantial number of marginal projects were delivered from our now closed Sanford facility.

On a segment basis, the Urology Group revenue grew 1% and Medical Device revenue grew 39%. We see this as indicative of a very good quarter, generally aligned with our expectations and reflecting a solid contribution from our core businesses, gains from our emerging medical device segment and the ongoing benefit from our press to control cost and extract synergies from the merger.

On a segment-by-segment look, first in Urology: Lithotripsy procedures for the quarter at $14,124 were approximately 3% lower than our internal forecast and some 5% below that of a year ago. This modest weakness was widespread as more than two-thirds of the partnerships experienced some stone decline from a year ago.

Oddly enough this is reassuring suggesting to us that the normal seasonal up tick from Quarter One to Quarter Two was delayed.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

The comparable period analysis that is last year versus this year is also affected by procedure volume in last year’s quarter that came from Legacy Medstone Fee-for-Service routes that we culled in late 2004 due to lack of unprofitability and the fact that they were not linked to physicians or partnership.

Overall, our partnership structure and constituency is very stable. The number of referring physicians during Quarter Two was consistent with Quarter Four 2004 and Quarter One 2005 at just under 2000 referring Urologists.

Equity share at the partnership remains constant as well. We once again garnered just under 40% of Urology Division EBITDA.

As I indicated in the release, we view the reimbursement environment as stable. And we’re comfortable with our current pricing structure in light of the proposed (HOPPS) rates.

First the 2006 (HOPPS) rate for Lithotripsy is proposed unchanged. That’s obviously positive.

Additionally the proposed national co-pay for Lithotripsy has been increased by some $100 plus effectively earning our host hospitals the assurance of an additional $100 plus for treating the Medicare beneficiary.

Accordingly, our view of our pricing power and our plans to contract upward have not been altered whatsoever.

With respect to the proposed cutback and the (HOPPS) rate for green light (PVP) laser treatment and it is important to emphasize at this time that it is proposed, we drew on experience and intuition when we structured our prostrate laser contracts over the last year and a half.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

Briefly, our contracts are drafted with a split fee structure, a split service fee which averages $1,200 per case and a pass-through for retail fiber costs.

This structure is beneficial in a couple of ways.

First, it desensitizes our exposure to increases in fiber costs.

Secondly, it places our service fee at a significant discount to the usual reimbursement figure and indeed at a substantial discount to the proposed reimbursement figure as I indicated in the release, should that $2,500 ultimately be what CMS determines to pay for the Green Light procedure.

Just an additional note on our prostrate therapies install base: at present we have deployed throughout the system 44 Prostrate Laser devices. That is up from 16 in the first quarter.

We also have 25 microwave devices serving the physician in-office constituency and representing several different technologies.

This increased penetration is obviously helping increase volumes and we believe margins on this sub-segment should improve as we get system-by-system procedure volume moving up.

There is still a considerable amount of room to expand here. My long history in the shared service industry would suggest that we reimbursement plugs and multiple technology offerings can create opportunity for the shared service provider and for technology consolidated.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

Our trial therapy unit saw a growth in procedures during the quarter increasing from 387 in Quarter One, I’m sorry, increasing to 387 in Quarter 2 from 372 in Quarter One and up a substantial amount from 207 in the same quarter last year. While this is a very small piece of our overall business it does have significant promise.

Much needs to be done to advance the marriage of science and encouraging clinical data that has been revealed with reasonable economics for physicians and those in the delivery cycle.

As these elements gel, and we believe they will, this could indeed be a meaningful part of our future service profile.

Our medical device segment, we enjoyed good progress in this emerging segment again even though it was not a quarter with much by way of big ticket sales.

Even without the Lithotripsy [juice of Tripster] sales or our newly released UroVantage, top line before eliminations grew 30% from quarter to quarter yielding $2.2 million in GAAP EBITDA.

We look for marginal improvement in sales of Lithotripters as the UroVantage emerges in the near future and we believe we can further drive down production costs on consumables and improve our service margin.

Chris Schneider and Jeff Musolf have done an excellent job assembling a top line sales force that is building on momentum of our successful launch and our initial presence at the last May AUA meeting in San Antonio.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

There is a great deal of interest in our products and we have exceptional and efficient reaches into the marketplace.

Specialty vehicles, we are pleased with the performance of our specialty vehicle unit, in fact highly pleased with it. Our Management Team has delivered on our promise of driving efficiencies by adopting a strict margin discipline that resulted in a 62% improvement in EBITDA contribution when comparing against operations in Quarter Two 2004.

Backlog is firm at approximately $30 million and today we have a lot more confidence in the profitability of that prospective work than we would have had a year ago.

Market outlook is good across all three units and we are particularly excited about the growth opportunity outside the U.S.

As we indicated in the release we are confident we can meet our 2005 contribution target of $12 million to $14 million in EBITDA.

Overall we have a positive outlook on our business environment and are confident we can deliver on our fourth and primary deliverable for 2005, our proprietary Pathology Lab which we will have operational by year-end.

We are also confident we have exceeded our integration target and will resolve the remaining issues of disposing of discontinued operations and rationalizing European based manufacturing commitments by year-end.

Our balance sheet is quite strong and improving. Cash flow is exceptional and we see no impediment in meeting our strategic objectives.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

With this as backdrop, we are raising our 2005 EPS guidance from $0.48, $.052 as previously provided to $0.52, $0.54.

Revenue guidance has not been altered from that provided last quarter of 275 to 285.

With that we open the floor for questions. Operator, if you could please facilitate we would be grateful.

Operator:	Certainly Mr. Hummel. At this time ladies and gentlemen if you would like to ask a question please press star followed by the number 1 on your telephone keypad at this time. If you would like to withdraw your question, press star then the number 2.

Your questions will be taken in the order they are received.

We will pause for just a moment to compile the Q&A roster.

Mr. Hummel, please stand by for your first question.

Our first question is from the line of Darrin Lehrich with Deutsche Bank.

Mr. Lehrich, please state your question.

Gary Sing:	Hi, this is actually Gary Sing in for Darrin Lehrich.

I was wondering, could you talk some more about the kinds of products that you are looking—that look interesting to you to complement your services and to build-out your medical device segment.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

Brad Hummel:	Well, sure. I think that there are obvious platform additions that are in development or available to us on the service stuff.

Everyone is aware of our initiative with respect to advancing some (HIDFU) technology High Density Focused Ultrasound through and sheparding it through the FDA and getting that project to market, a lot of challenges but a lot of promise with the technology that has been deployed successfully nearly 7,000 times in France and Germany.

I think it is additionally, you know, the very, very large marketplace opportunity that reveals itself in the methodology quarter is of interest particularly given the vast number of physicians that we are aligned with and the generally favorable conditions with respect to how that current marketplace is organized. That is to say first a lack of directed pathology for the Medicare beneficiary or Medicare patient.

And secondly an opportunity to compete with quality and service against organizations that perhaps are not as centric or would be as focused on a product line as we would be.

Gary Sing:	Okay, great. And, so, if we think about this for like the next two or three years what sort of revenues would you see between devices and services?

Brad Hummel:	Well it is a little too early for us to provide some sort of a revenue split but clearly device contribution will grow. We did not speak about that in my last iteration there but there are opportunities there as well. As we have discussed, the size of the market for the UroVantage product transferring that product across specialties with modifications that we think can make a very, very attractive hospital-based component.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

Medical device is going to grow. As will the contribution in the earnings from that segment.

Gary Sing:	Okay, thanks.

And, also, just do you have any guidance specifically on the number of Litho cases that you are targeting for 2005?

Brad Hummel:	No, I think we are fairly comfortable that we are going to come in, you know, in, I think our number roughly is approximately 60,000 cases.

There was very little concern here about what we saw in Quarter Two. As I indicated in the release, a shortfall in Litho procedures was widespread.

It was not indicative of any problem in any partnership level. I think it reflected environmental issues as much as anything, that is cooler weather perhaps, and a slower stone season.

We checked outside our own infrastructure and there is generally a weak season. And we therefore missed the up-tick that we took between (unintelligible), so nothing to be alarmed at, just a little weakness in the overall market.

Gary Sing:	Okay. And we are also trying to get a sense of the potential change in reimbursement in the lasers.

Will you pursue (TUMT) more aggressively in trying to add devices there?

Brad Hummel:	Well we have always taken the approach that it is best for us to be able to offer the Microwave product which is by definition an in-office product, generally, and have the surgical product available to our physician partners and customers.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

And that is going to be our posture. We are not at all uncomfortable with where we are positioned. As I indicated in the release and the commentary, we have been to the rodeo before. We have dealt with price compression.

We appreciate the fact that when the PVP-specific code was issued that it was obviously going to be revisited in a couple two, three years.

And that there was a prospect that it could be pulled back. And I think by building the contractual structure the way we did we have done it as well as can be to prepare for the future.

There is going to be, I think, growth in both the Microwave arena and in the surgical arena. There is a lot of men affected by this. Some 11 million sufferers as we speak today. It is growing demographically. A big market.

I think it will sort itself out and as I indicated I think it creates an opportunity for the Shared Service provider or for those of us who are looking to perhaps participate in the consolidation and the creating of the more efficient product delivery in that space.

Gary Sing:	And finally just one housekeeping item, what was your cash flow operations for the quarter?

Brad Hummel:	(Unintelligible) do you want to pick that up?

Man:	Yes. Our cash flow from operations this quarter before change in working capital was $23 million.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

Gary Sing:	Great, thanks a lot.

Operator:	Thanks, Gary. Our next question comes from the line of David McDonald with SunTrust R-H.

David.

David McDonald:	Good morning guys.

Just a couple questions on the synergy front, I was wondering if you could just comment are we pretty much there in terms of realizing all this synergy, is there, you know, some modest incremental gains still to pick up there or, you know, just where are we on the synergy front?

Brad Hummel:	Well certainly we expressed the fact that we met our $10 million target, exceeded that target.

The implementation of that makes it way through the P&L over the course of this year and into early next.

But as for initiatives I think those are behind us. I think that we have, generally speaking, we have met our integration targets and done so well ahead of schedule.

There are some perspective benefits coming from rationalization of the European manufacturing facilities. We expect as I indicated that can be resolved by year-end, an opportunity to drive down production costs further perhaps substantially further.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

All those I think are ultimately revealed and proved economic. And some of that would translate to the - a good number of that would translate to the medical device group. Some of those will translate to the OPs group.

David McDonald:	And then also if you could just give a quick update on the UroVantage table just in terms of, you know what you guys have sold or have commitments for in terms of right now.

And also how long it would be before some of the changes were made or tweaks to the table where you guys could maybe look at some non-Urology focused sales?

Brad Hummel:	Well let me take the first question that is how many have we sold. As I indicated in the release our first install will be done within the month. And we are looking forward to that.

We cannot produce quickly and efficiently and there is a lot of lead activity being worked by Chris Schneider and Jeff Musolf and their team right now.

So we are very optimistic about meeting our targets as we have indicated they stand today.

As for transitioning the table that is work, that is being engineered as we speak. We are not a long ways away from being able to have a table that has for lack of better words, a multi purpose room approach.

And all of that I think again is indicative of good solid engineering and focus by those folks who we work with on the strategic side in our supply chain.

David McDonald:	Okay, thank you.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

Brad Hummel:	You are welcome. Thanks, David.

Operator:	Thanks for your question Mr. McDonald. Our next question comes from the line of Dan Brady with Presido Management.

Mr. Brady, you may proceed with your question.

Dan Brady:	Good morning Brad.

Brad Hummel:	Good morning.

Dan Brady:	You and I have talked before about a gradual increase in your realization for Lithotripsy procedures.

And I wondered where we kind of stood in that process of renegotiating contracts particularly with the fact that your actual revenue per case of Lithotripsy was down Q over Q.

Can you bring us up-to-date on that?

Brad Hummel:	Sure. No real difference in the total wholesale pricing structure or initiative. We have made modest gains as we have indicated in contract renewals and up ticking.

And we do not think that the (HOPPS) rate proposition at all affects our ability to do that.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

As for the slight decline that we reported that has more to do with case mix than anything else. You know, we had case fall off in some of our larger partnerships who have some of our strongest pricing profile.

And so it was not a question that we had a decline in the overall wholesale price but in our average price which is really just mathematical revenue divided by procedures and reports that we get.

Dan Brady:	Yeah, how long would this raising a piece of the hospitals through your old contract base take place?

Is this one or two year process and then kind of stabilizes after that or how do?

Brad Hummel:	Yeah, it, you know, it takes – we have got a whole triage of contracts that will renew over the course of the next 18 months, 24 months. And it is in that process that we are attacking those.

Obviously we have triaged where we have near-term opportunities to refocus on by the media and the field and under Dr. Jenkins’ leadership.

So this is a project that as you would suggest we will have completed generally in about two years.

Dan Brady:	And then these contracts will be renewed for what period of time?

Brad Hummel:	Well, again, we have contracts that are as short as one year in length and we have some that are three.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

We have evergreening propositions in some of our contracts. There is a whole host of them that you can imagine when you consider that. This is an amalgam of a lot of different entities under one corporate umbrella now.

While we have got consistency and we certainly renew to consistency some of the durations and traditions are different.

There are 750 plus care venues under contract as we speak.

Dan Brady:	Yeah, I had a question about the new (PPP) reimbursement proposal.

One can make a case that in some respects this could be good for your business. And let me try, just hear me out on this and see if this makes any sense.

The willingness of hospital outpatient centers who install their own lasers I would think would generally be based upon the number of cases that you or some other mobile operator are doing for them. And may reach a certain threshold of cases per month.

It becomes apparent to the hospital that now they can afford to install their own.

Now with a lower reimbursement this threshold presumably would be a higher number of cases and therefore keep you from getting [dis-intermediated] on an ongoing basis from hospitals that have been using you but finally decided they would install their own laser.

Could you talk about that whole syndrome and how it might work out?

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

Brad Hummel:	I agree entirely with that premise.

And as I indicated in the commentary having been in the Shared Services business since 1984 I have seen a lot of that kind of phenomenon at work.

Technology flux, reimbursement flux, generally encourages the participants and the Shared Services provider. Risk is extended across multiple vendors, hospitals, even caregivers themselves are unlikely to weigh in on one particular technology.

I think all that is kind of favorable to our particular place at the table.

Dan Brady:	Yeah. I would like to call you later offline and kind of explore this a little further.

But I will not t take your time now to do it.

Brad Hummel:	Okay, thanks Dan.

Dan Brady:	Yeah.

Operator:	Thanks, Dan. Our next question comes from the line of Anne Barlow with Southwest Securities.

Ms. Barlow, please proceed with your question.

Anne Barlow:	Yes, good morning, a couple of questions.

Looking to manufacturing could you give us an update on what the backlog looks like versus last year and sequentially.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

Brad Hummel:	Backlog is fairly steady in both terms of a year ago, well actually a year ago slightly down.

But we were like by some $3 million to $5 million I think Anne. Sequentially it is steady.

The backlog that was in last year’s quarter included a lot of, shall I say, poorly priced or sold products that we had to flush out as you know during Quarter Three, Four, even into early Quarter One of this year.

So the backlog is pretty steady. It has moved up markedly in our broadcast group from some $11 million at yearend to over $18 million now. That is encouraging on a number of fronts because I think we are seeing share gain.

I also believe that we have moved up in the food chain of the kind of product that is being sold there.

So that is encouraging.

Medical, as you know, never does have a substantial backlog. That plays more to a quarterly demand driven level loading process that we have with the OEMs such as GE Med systems, Phillips and Siemens.

Anne Barlow:	Okay. In looking - going back to the whole Urology question on the Lithotripsy.

Certainly you addressed Dan’s question about there is a slight change in the average reimbursement which is - but wholesale pricing remains steady.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

You also saw a slight decline in the EBITDA from that division as well. I assume it is for the same reason or were there some other issues there?

Brad Hummel:	Same issue. It was a mix issue.

I would suggest that there was probably a little more applied costs because it was AUA quarter.

And so we are expensing the cost of fairly significant presence at the AUA by staff, move, assemblage, travel, so forth that would be extraordinary and could reach into the hundreds of thousands of dollars.

Anne Barlow:	Okay, I was just looking at, and obviously we did see an increase in your earnings per share guidance today by a few cents.

Could you just broadly outline where you are seeing what levels of confidence and where you are seeing the increases that are giving a sufficient earnings per share for the rest of the year?

Brad Hummel:	I would characterize our confidence as being across the board. We particularly like what we see in the prospects of the medical device side given our strong contribution this quarter did not include some of our bigger ticket items where we wish we would have assumed would migrate into the sales mix in Quarters Three and Four.

Our specialty vehicle outlook is good with regards to backlog and sales generation activity is solid. There seems to be in our view continuation of this modest recovery in demand for mobile medical products.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

So it is kind of widespread where we, for lack of better words, apply the perspective gain.

Anne Barlow:	Thanks.

Brad Hummel:	You are welcome. Thank you Anne.

Operator:	Our next question comes from the line of Mitra Ramgopal with Sidoti & Company.

Mitra.

Mitra Ramgopal:	Hey guys, just a couple of questions.

Brad I think you mentioned that you did not really see any normal up tick in the second quarter for Litho procedures.

Could you give us a sense in terms of what the seasonality over the course of the year looks like?

And also in terms of the Europe Pathology Lab, if you can give us a sense of the cost of that and what is CAPEX for ‘05?

Brad Hummel:	Yeah, as I indicated in last quarter’s call our quarter’s is going from weakest to strongest typically in the Litho season, weakest being Quarter One, next weakest being Quarter Four, Quarter Two and our best being Quarter Three.

Usually the up tick between a Quarter One to Quarter Two would involve about a 5% increase in stone volume give or take.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

Now I will say that you cannot universally look at the history we have in this business which goes back collectively to 1986 or 1987. And I suggest that you do not have, you know, seasons when that does not occur.

In the incidence that we just discussed where I said that weakness was widespread for us in our bigger partnerships such as Allied which is in New York and Midwest Stone which is in the Minneapolis, St. Paul, upper Midwest region, cooler weather springs, you know, issues.

But we also noticed in our Louisiana partnerships and Texas (Aid) which was one of these are strong, well-established partnerships again where we had a different kind of weather phenomenon.

Our hope obviously is that, given the heat that has hit the marketplace, or the whole – the country, I should say, is that the market should see kind of an uptake moving here and, indeed, I think that is the way it looks in the next – these last few and upcoming weeks.

The second question was on uropathology and we are comfortable where we are with the uropath development. We are a little behind schedule but we had – we can report to you that we have completed our arrangements with our pathology professionals. We have completed the acquisition of the IT system; all of the infrastructure is now acquired. We have reorganized our current management teams in a – in various roles that are getting us to this development stage and we are pursuing a couple of key operational hires as we speak. So, as I indicated, I think by the end of the year we will be there.

The cap ex that we have committed to this was about $2.5 million on a development phase. That should get us well into our starting ground and even to a break-even proposition. We will have more on that after we finish our session planning meetings report on the next quarter.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

Mitchell:	Okay, thanks.

Brad Hummel:	You are welcome. Thank you, Mitchell.

Operator:	Your next question is from [John Sauder] with (unintelligible) Capital. Mr. [Sauder] you may proceed with your question.

(John Sauder):	Yeah, can you give the cash flow with the quarter with the working capital changes?

Man:	Yes, it is a net of $4 million cash flow from operations with the (unintelligible) in working capital. We increased working capital about some $18 million during the quarter and that was largely a build-up of some inventory in our specialty vehicle manufacturing division where we, as Brad alluded to a while ago, we are building our backlog and starting to see some strong orders come in.

(John Sauder):	Okay, and then just back to the issue of Litho volumes. When your management team looks and the volumes and you try and theorize what is going on, was it pretty much unanimous that it’s the cooler weather in the spring that caused the volumes or, perhaps, were there any other theories that management or your field operations suggested?

Brad Hummel:	Well again, you know, when we see volumes off we have some alarms go off here because, you know, this is a volume driven business and we’re sensitive to referring propositions.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

There is a couple things that we would check, okay? First, we would check to see that the number of referring physicians is constant and as we reported, it is been steady at about 2,000 referring physicians.

(John Sauder):	Mm-hmm.

Brad Hummel:	We would also go and check some of what we call our – the highly controlled environment. Those would include, for example, operations in the state of North Carolina, which is a CON protected state.

And we can, because of relationships there, report that they were off some 10%-12% in stone volume from last year, as well.

(John Sauder):	Mm-hmm.

Brad Hummel:	So you kind of put that together and you have to draw an inference that this is not operational driven or constituency driven, but rather the stones just weren’t there.

(John Sauder):	Mm-hmm.

Brad Hummel:	And, you know, it has happened before. It is going to happen again and, on the road, I have often said that there is, you know 250,000 to 270,000 stones generally treated with Litho a year, you know. That could move because of various conditions by, you know, 10%.

(John Sauder):	Yeah.

Brad Hummel:	It is just a factor.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

(John Sauder):	Right. Okay, thank you.

Brad Hummel:	You are welcome.

Operator:	Mr. Hummel, I would like to allow the participants an additional moment to post any initial or follow-up questions they may have.

Ladies and gentlemen, if you would like to present an initial or follow-up question, please present those questions at this time by pressing star 1 on your telephone keypad.

Our next question is from Barry Pasternak with Conseco Capital. Barry?

Barry Pasternak:	Hi, good morning.

Brad Hummel:	Good morning, Barry.

Barry Pasternak:	Question again on the PVP reimbursements. I just wanted to see if I understood. If it does get reduced by the $1,200 or so, who would be making less money in that scenario? Would your fee stay the same or how would that work?

Brad Hummel:	Well our contract, as I said, is bifurcated at $1,200 service fee and the charge that we pass through on fiber goes to the host hospital. And so the provider at the host hospital levels is most affected by this particular cutback.

Where they will seek remedy, or where the marketplace will seek remedy, remains to be seen. Again, we tried to outline in the press release, our posture relative to existing contractual relationships in lithotripsy discounts. And when you kind of put it together, we feel pretty good about our insulation. And I, you know, beyond that I would be speculating as to where that – I would also point out that this is still a proposed rate.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

I suspect that those most affected by this, which would be the folks who have the code specific to their product, would be in discussion with those to try to understand why that metric, if you understand the process that CMS goes through, would have revealed itself. It just doesn’t make a lot of sense, to me, anyway.

Barry Pasternak:	Okay. But by provider at the host hospital you mean the hospital…

Brad Hummel:	Yeah.

Barry Pasternak:	…itself.

Brad Hummel:	Yeah.

Barry Pasternak:	Okay, would be - would stand to lose the most.

Brad Hummel:	That is correct.

Barry Pasternak:	But are some of these - some of these that are done through your partnerships are not always done at the hospital, correct?

Brad Hummel:	No. The - that particular procedure is hospital-based.

Barry Pasternak:	All of those procedures are hospital-based within your…

Brad Hummel:	What we refer to as prostate laser procedures are done in a hospital setting.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

Barry Pasternak:	Okay. And the…

Brad Hummel:	Our prostate laser install base is specific to the Green Light PVP product at present.

Barry Pasternak:	Okay, thank you.

Brad Hummel:	You are welcome.

Operator:	Mr. Hummel, we do have a couple of follow-up questions. Our first follow-up question is from Anne Barlow with Southwest Securities. Ms. Barlow, please proceed with your question.

Anne Barlow:	Yeah, just quickly, I noticed just looking at the manufacturing margins, obviously, since the big improvements on the contribution, et cetera. Is that something we should expect to remain materially stable going forward, or is there anything that we would be looking at to see that change?

And then, secondly, we just have spent a lot of time on the PVP reimbursement. Would you address, you know, how you position yourself in the microwave therapy group, as well, and what you would expect there as far as the CMS goes?

Brad Hummel:	Yeah, first, we would not expect to have any margin deterioration generally in our specialty vehicle business. A lot of that results from plant consolidation efficiencies that the management team has driven in that business.

TUMT – our structure is different. We are a office-based provider. In that case, the numbers are attractive to the physician office. TUMT is reimbursing at some – leaving some $1,700 for lack of better words – on the table between what we charge and what the payment system accesses.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

So there is a little confusion about where that “HOPPS” rate is going to come out but we’re not expecting it to be affected, and it certainly is not considered to be affected at the level that the proposed code specific to the GreenLight laser product is.

Anne Barlow:	And the TUMT – that is, you guys are a wholesale - wholesaler of that product while you’re in a joint venture arrangement with laser, correct?

Brad Hummel:	That is correct. We own the – 100% of the economics of the TUMT product. Those are delivered through partnerships and, frequently, not completely but frequently the prostate laser product is delivered through our partnerships.

Anne Barlow:	Thanks.

Brad Hummel:	You are welcome.

Operator:	Once again, ladies and gentlemen, if you would like to ask a question, please press star followed by the number 1 on your telephone keypad at this time.

Our next question is a follow-up question from Dan Brady with Presidio Management. Dan?

Dan Brady:	Yeah, Brad, I would like to explore a comment you made in answering one of the other questions regarding the change in PVP reimbursement. If you take the figures from your press release charging the hospital $1,912 under the $2,500 reimbursement, which would leave them making about $600; is that right?

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

Brad Hummel:	Yes.

Dan Brady:	Now, at $3,700 did they make all the difference between $2,500 and $3,750 or does your contract allow you to participate in - what I’m getting to is there - there is no real - there’s no reduction in your fee. They got all that $1,200, right?

Brad Hummel:	That is correct, (Dan). That is correct and so we have a fixed base service fee. The fiber floats at the retail level and it’s a pass through.

Dan Brady:	I see. So the - you said what relief the hospitals might take is yet to be seen. Do you expect them to push back on fiber prices to the laser scope or what kind of remedy do you think might be in the cards?

Brad Hummel:	It is really difficult for me to say. You know, this is a procedure that just two years ago was reimbursing at some $1,600.

Dan Brady:	Yeah.

Brad Hummel:	And then was very dramatically increased. It was that dramatic increase that had us follow our intuition and experience and structure our contracts the way we did because, what is traditional of course, is that CMS will gather data. And it usually takes several years for them to get enough data, I guess, on what is the normalized pay.

Now, anecdotally, what we have been informed of is that they got data suggesting that the average hospital was billing some, you know, $2,800 a case and then applied their normalized percentage of 80 against that; therefore, resulting in this new proposed “HOPPS” rate.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

The reason that I said I find it a little bit odd is that I do not understand why the data would reveal payment rates at $2,800 when they could access $3,750 according to the existing fee structure. There is a disconnect there.

Dan Brady:	Yeah.

Brad Hummel:	Now, again, that – we are – we are an interested party. And we hope that that gets resolved quickly and favorably to everybody involved. We are, however, comfortable that our circumstances here are pretty good.

And even if that $600 that we discussed, you know, this is a product. This is a procedure that has growth and interest in it and serves an important part of the marketplace.

Dan Brady:	Okay, well let – that could – the - when the prices went up 15 hun – 15 months ago, the increase in – fiber prices were increased so…

Brad Hummel:	Yeah.

Dan Brady:	…that increase was just passed along to the hospital when the occurred, is that correct?

Brad Hummel:	That is absolutely correct.

Dan Brady:	However the, you know, the total price of the fiber prior to that might have been, you know, $600, something like that, and if you were charging a $1,200 fee at that time that would consume the whole $1,800. So…

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

Brad Hummel:	Well – I - just to refresh you, we really initiated this business late – I am sorry – early 2004 at the Prime Medical side and kind of stepped our way into it as this all was sorting itself out.

We do not have a lot of operating experience or contracting experience in the old payment configuration that we can draw on. But you are accurate to the extent we understand this that there was a dramatic increase in the cost of fibers following the increased reimbursement.

Dan Brady:	Well, but if your fee was $1,200 back then, then that consumes the whole reimbursement amount and leaves nothing for the hospital.

Brad Hummel:	Again, we did not have that arrangement because this contractual bifurcation that I have discussed was following the – was put in place following the increase in reimbursement.

Dan Brady:	Okay, I got it now.

Brad Hummel:	Okay.

Dan Brady:	Okay, well thanks very much, Brad.

Brad Hummel:	Sure.

Operator:	There are no further questions at this time. At this point I would now like to turn the conference back to management.

Brad Hummel:	We have nothing else and we generally, as I said, are very pleased with the quarter and certainly appreciate your interest and attention and continued support. We look forward to visiting with you next quarter.

EQUITY GROUP, INCORPORATED

Moderator: Brad Hummel, President

07-28-05/9:30 am CT

Confirmation #7808233

Operator:	Ladies and gentlemen, thank you for your participation in today’s HealthTronics 2nd Quarter Conference Call.

This does conclude today’s call. You may now disconnect.

END